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                                                                   Exhibit 10.20


                            SECURITY PROMISSORY NOTE


$40,000                                                        September 9, 1996
                                                         Los Angeles, California


        FOR VALUE RECEIVED, the undersigned, Robert W. Miller, an individual (the "Maker"), promises to pay the sum of Forty Thousand Dollars ($40,000) or such lesser sum up to such maximum amount, as Athanor Group, Inc. ("Payee") may hereinafter advance to or for the benefit of the undersigned. Interest on any amount advanced under this Note shall be at the rate of 10% per annum until paid. The full amount of principal, plus all accrued but unpaid interest thereon, shall be due and payable on March 7, 1997. Payee shall advance any amounts requested to be advanced by Maker under this Note on demand.

        This Note is secured pursuant to the terms of a certain Pledge Agreement of September 7, 1995 herewith between Maker and Payee which is on file at the principal place of business of the Payor.

        If action be instituted on this Note, Payor promises to pay all costs of collection, including, but not limited to, such sums as the Court may fix as reasonable attorneys' fees.

        This Note may be prepaid, in whole or in part, at any time and from time to time, without penalty or premium.

        This Note has been made in, and shall be governed by the internal laws of the State of California, without giving effect to principles of conflicts of laws.

        IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the day and year first above written.





                                            /s/  ROBERT W. MILLER
                                            -----------------------------------
                                                 Robert W. Miller